Exhibit 99.1

News Release
For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR UPDATES 4Q12 REVENUE GUIDANCE

HILLSBORO, OR - December 12, 2012 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today updated its revenue guidance for the fourth quarter ending December 29, 2012 to reflect weakness in the communications market combined with continued weakness in the worldwide distribution channel. Guidance remains unchanged for gross margin and total operating expenses.

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Revenue for the fourth quarter 2012 is now expected to decline approximately 6% to 8% on a sequential basis. This compares to prior guidance provided on October 18, 2012 that revenue was expected to be approximately plus or minus 2% on a sequential basis.

•	Gross margin percentage is expected to be approximately 53% plus or minus 2%. This is unchanged from prior guidance.

•	Total operating expenses are expected to be approximately $43 million, including approximately $5.5 million in restructuring charges. This is unchanged from prior guidance.

No conference call will be held in conjunction with this guidance update. Additional information will be available when the Company reports its fourth quarter 2012 results.

Forward-Looking Statements:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to our business outlook, including those statements relating to expected revenue, gross margin, total operating expenses, and projected acquisition related charges. Other forward-

looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner or changes in our distribution relationships. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. In addition, our results could vary due to our acquisition of SiliconBlue. We have not had experience operating SiliconBlue or projecting its operating results. The acquisition of a new company carries inherent risks, including our discovering unknown liabilities or encountering unanticipated issues relating to integrating the business with ours. Further, the impact of any restructuring, including the restructuring actions proposed for the fourth quarter of 2012, will depend on, among other factors, the final actions taken, negotiation of related expenses with third parties, the timing of restructuring activities and the ability of the Company to successfully reallocate functions formerly addressed by the employees and other resources eliminated in the restructuring. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor

Lattice is a service-driven developer of innovative low cost, low power programmable design solutions. For more information about how our FPGA, CPLD and programmable power management devices help our customers unlock their innovation, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40, MachXO2 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.